PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant X
Filed by a Party other than the Registrant
Check the appropriate box:
       Preliminary Proxy Statement
       CONFIDENTIAL,FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
               14A-6(E)(2))
X      Definitive Proxy Statement
       Definitive Additional Materials
       Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             ALTEX INDUSTRIES, INC.
              -----------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ALTEX INDUSTRIES, INC.
              -----------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
X      No fee required
       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:
       Fee paid previously with preliminary materials.
       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount previously paid:
       (2) Form, Schedule or Registration Statement No.:
       (3) Filing Party:
       (4) Date Filed:

--------------------------------------------------------------------------------
ALTEX INDUSTRIES, INC.
NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------






The 1998 Annual Meeting of Shareholders of Altex Industries, Inc. (the "Company") will be held at the Pikesville Hilton Inn, 1726 Reisterstown Road, Pikesville, Maryland 21208 on Friday, September 4, 1998, at 11:00 AM for the following purposes:

o To elect one Class A, one Class B, and one Class C Director to the Company's Board of Directors to serve, respectively, until the 2001, 1999, and 2000 Annual Meetings of Shareholders, and until their successors are duly elected and qualified.
o    To act upon any other business that may properly come before the Meeting.

Only holders of Common Stock of record at the close of business on July 31, 1998, will be entitled to vote at the Meeting or any adjournment or postponement thereof.

Holders of Common Stock of record at the close of business on July 31, 1998, are encouraged either to attend the Meeting or to fill in, sign, and mail the enclosed form of proxy promptly to: Proxy Department, American Stock Transfer Company, 40 Wall Street, 46th Floor, New York, NY 10005.



--------------------------------------------------------------------------------
BY ORDER OF THE BOARD OF DIRECTORS
JOAN R. BREWSTER, SECRETARY
AUGUST 1, 1998
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PROXY STATEMENT DATED AUGUST 1, 1998
--------------------------------------------------------------------------------


This proxy statement and enclosed form of proxy are being mailed to shareholders on or about August 14, 1998, in connection with the solicitation by Altex
Industries, Inc. (the "Company") of proxies for the 1998 Annual Meeting of Shareholders and any adjournment or postponement thereof. Solicitation of proxies will be principally by mail, but employees or agents of the Company may solicit proxies personally, by telephone, or by special letter. The Company will also make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their expenses in so doing. Expenses in connection with the solicitation of proxies will be paid by the Company.

The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes, each class serving three-year terms on a staggered basis. The Board of Directors is currently comprised of three members, one belonging to each class. At this Meeting, one Class A, one Class B, and one Class C Director will be elected to the Company's Board of Directors to serve, respectively, until the 2001, 1999, and 2000 Annual Meetings of Shareholders, and until their successors are duly elected and qualified. If any nominee should become unavailable for election, which is not anticipated, the proxies will be voted for a substitute nominee designated by the Board of Directors.

A Director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. All shares of Common Stock represented by properly executed proxies count toward a quorum and will be voted at the Annual Meeting unless such proxies have been revoked. Each person giving a proxy has the unrestricted power to revoke it prior to the time the proxy is exercised. In the absence of instructions, the shares of Common Stock represented by proxies will be voted for the election of management's nominees. So far as the Board of Directors is aware, no other matter will be acted on at the Meeting. If, however, any other matters properly come before the Meeting, the person named in the enclosed proxy will vote in accordance with his judgement.


--------------------------------------------------------------------------------
INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------


KPMG Peat Marwick has audited the Company's financial statements for the last eight fiscal years, and management expects the Company to continue its relationship with KPMG Peat Marwick. A representative of KPMG Peat Marwick has been invited to be present at the Annual Meeting by telephone to respond to questions and will have an opportunity to make a statement.


--------------------------------------------------------------------------------
ANNUAL REPORT AND SHAREHOLDER PROPOSALS
--------------------------------------------------------------------------------


The Company's Annual Report to shareholders for the fiscal year ended September 30, 1997, including financial statements, which Annual Report is not part of this proxy solicitation material, is being mailed to shareholders with this proxy solicitation. Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company no later than April 3, 1999, to be considered for inclusion in the Company's proxy statement relating to that Meeting.


--------------------------------------------------------------------------------
VOTING SECURITIES, PRINCIPAL HOLDERS, AND SECURITY OWNERSHIP OF MANAGEMENT
--------------------------------------------------------------------------------


Common Stock is the only class of voting securities of the Company. On July 31, 1998, the record date for shareholders entitled to vote at the 1998 Annual Meeting of Shareholders, 15,825,491 shares of Common Stock were outstanding. Each share is entitled to one vote.

The following tables set forth information concerning each person who, as of July 20, 1998, is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, and information regarding Common Stock of the Company beneficially owned, as of July 20, 1998, by all Directors, nominees, and executive officers, and by Directors and executive officers as a group.


                            Page 1 of Proxy Statement


CERTAIN BENEFICIAL OWNERS
NAME AND ADDRESS OF OWNER                                                    BENEFICIALLY OWNED       PERCENT OF CLASS
====================================================================  ========================= ======================
Steven H. Cardin, POB 1057, Breckenridge CO 80424-1057                                6,297,018                  39.7%
David L. Goldman, 100 Federal St, Boston MA 02110                                     1,212,500                   7.6%



MANAGEMENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED       PERCENT OF CLASS
===================================================================== ========================= ======================
Steven H. Cardin, POB 1057, Breckenridge CO 80424-1057                                6,297,018                  39.7%
--------------------------------------------------------------------- ------------------------- ----------------------
Jeffrey S. Chernow, POB 1057, Breckenridge CO 80424-1057                                155,544 1.0%
--------------------------------------------------------------------- ------------------------- ----------------------
Stephen F. Fante, POB 1057, Breckenridge CO 80424-1057                                  155,544 1.0%
===================================================================== ========================= ======================
All Directors and Executive Officers as a Group (3 Persons)                           6,608,106                  41.7%


--------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

NAME                                AGE          POSITION                                SINCE
=================================== ===========  ======================================  ===============================
Steven H. Cardin                    47           Class C Director                        December 1984
                                                 President and CEO                       July 1985
                                                 Chairman of the Board                   September 1985
Jeffrey S. Chernow                  47           Class B Director                        November 1989
Stephen F. Fante                    42           Class A Director                        November 1989
=================================== ===========  ======================================  ===============================

Mr. Cardin is an economist and was employed as such before joining the Company by National Energy Research Associates and The Conference Board. Mr. Chernow is a lawyer and served as Assistant Attorney General and Director of Enforcement, Division of Securities, State of Maryland, for over five years. Mr. Fante is a certified public accountant and was employed as a staff accountant by Price Waterhouse & Co. for two years. Mr. Cardin has been with the Company for over five years. Mr. Chernow has been a partner in the law firm of Kandel, Klitenic & Chernow for over five years. Mr . Fante was Chairman of the Board of IMS, which provided computerized accounting systems to the oil and gas industry and was a reseller of microcomputer products to the Fortune 1000, from 1979 until March 1992. From May 1995 until March 1998, Mr. Fante was Chairman of the Board of Directors of Seca Graphics, Inc., which provided design and mapping services and software to the cable television and telecommunications industries. He is currently a private investor. Messrs. Fante's, Chernow's, and Cardin's terms as Directors continue until such time as their successors are elected and qualified.

The Company's Board of Directors has two standing committees -- the Audit Committee, which reviews the Company's accounting policies and makes recommendations as to the selection of auditors, and the Compensation and Stock Option Committee, which administers the Company's 1982 Stock Option Plan and which, in consultation with independent experts on executive compensation, determines the form and level of compensation of the Company's executive officers. Both committees are comprised of Messrs. Chernow and Fante. During the year ended September 30, 1997, the Board of Directors met four times, the Compensation and Stock Option Committee met two times, and the Audit Committee met two times.

--------------------------------------------------------------------------------
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------


Each Director who is not also an officer of the Company receives $500 per month for service as a Director. No additional fees are paid for service on Committees of the Board or for attendance at Board or Committee Meetings. The Company has a stock option plan, but no options are outstanding under the plan or otherwise. In June 1998 Messrs. Chernow and Fante each purchased 155,544 shares of the Company's Common Stock at a price of $0.17

                            Page 2 of Proxy Statement
per share in non-cash transactions with the proceeds of two $26,000 non-recourse loans from the Company. The loans, which are secured by the shares, bear interest at the Applicable Federal Rate and are due on September 30, 2002. Messrs. Chernow and Fante can pay the principal amount of the loans with shares of the Company's Common Stock. The Company has also agreed to reimburse Messrs. Chernow and Fante for interest expense related to the loans and will indemnify them against additional tax due as a result of such reimbursement and indemnification.

Mr. Cardin has an employment agreement with the Company that was effective October 1, 1996, that has an initial term of five years, and that provides that Mr. Cardin is to receive a base salary of $150,000 per annum, escalating at no less than 5% per annum, and an annual bonus of no less than 10% of the Company's earnings before tax. Pursuant to the agreement and its predecessors, Mr. Cardin purchased 2,383,615 shares of the Company's Common Stock from the Company at a price of $.09375 per share between 1988 and 1992, and 1,376,249 shares at a price of $0.06 per share in 1996, in non-cash transactions with the proceeds of $306,000 in non-recourse loans from the Company. The loans, which are secured by the shares, bear interest at the Applicable Federal Rate and are due at the end of the term of the agreement. Mr. Cardin can pay the principal amount of the loans with shares of the Company's Common Stock. The agreement provides that the Company will reimburse Mr. Cardin for interest expense related to the loans and will indemnify him against additional tax due as a result of such reimbursement and indemnification.

The agreement also provides that, in the event the Company terminates Mr. Cardin's employment by reason of his permanent disability, the Company will (1) pay Mr. Cardin a total sum, payable in 24 equal monthly installments, equal to 50% of the base salary to which he would have been entitled had he performed his duties for the Company for a period of two years after his termination, less the amount of any disability insurance benefits he receives under policies maintained by the Company for his benefit, and (2) continue to provide Mr. Cardin with all fringe benefits provided to him at the time of his permanent disability for a period of two years following such permanent disability.

The agreement also provides that, in the event the Company terminates Mr. Cardin's employment in breach of the agreement, or in the event that Mr. Cardin terminates his employment because his circumstances of employment shall have changed subsequent to a change in control, then the Company shall pay Mr. Cardin a lump sum payment equal to the sum of (1) twice Mr. Cardin's base salary during the 12-month period immediately preceding the termination of his employment, (2) the greater of (a) twice any annual bonus paid to or accrued with respect to Mr. Cardin by the Company during the fiscal year immediately preceding the fiscal year in which his employment shall have been terminated and (b) three times his base salary during the 12-month period immediately preceding the termination of his employment, and (3) any other compensation owed to Mr. Cardin at the time of his termination. The agreement also provides that the Company will indemnify Mr. Cardin against any special tax that may be imposed on him as a result of any such termination payment made by the Company pursuant to the agreement.

Under the employment agreement, a change in control is deemed to occur (1) if there is a change of one-third of the Board of Directors under certain conditions, (2) if there is a sale of all or substantially all of the Company's assets, (3) upon certain mergers or consolidations, (4) under certain circumstances if another person (or persons) acquires 20% or more of the outstanding voting shares of the Company, or (5) if any person except the employee shall own or control half of such outstanding voting shares.

The following table sets forth the dollar value of compensation earned by the Company's CEO, its only executive officer, during the last three fiscal years.


SUMMARY COMPENSATION TABLE
                                                   ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR      SALARY             BONUS              OTHER ANNUAL COMPENSATION1
                                               ($)                ($)                ($)
===================================  ========  =================  =================  ====================================
Steven H. Cardin, CEO                  1997    $         150,000  $          45,000  $                             30,000
                                       1996    $         133,000  $          11,000  $                             17,000
                                       1995    $         127,000  $           9,000  $                             17,000
===================================  ========  =================  =================  ====================================

                           Page 3 of Proxy Statement

-----------------------------------
       1Pursuant to his employment agreement (See above): Mr. Cardin paid $17,000 in interest to the Company in 1995 and 1996, and $18,000 in 1997; the Company reimbursed him for those payments; and, in 1997, the Company paid him $12,000 in tax indemnification payments related to 1995 and 1996.

                            Page 4 of Proxy Statement

                                      ALTEX


                                      1997

                                     ANNUAL
                                     REPORT



                             Page 1 of Annual Report

--------------------------------------------------------------------------------
GENERAL NATURE AND SCOPE OF BUSINESS
--------------------------------------------------------------------------------


Altex Industries, Inc. is a holding company that, through its operating subsidiaries, produces oil and gas and buys and sells producing oil and gas properties.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
--------------------------------------------------------------------------------


FINANCIAL CONDITION

Cash balances increased principally because of proceeds from the sale of assets. Accounts receivable declined because sales in the fourth quarter of fiscal year 1997 ("FY97") were lower than sales in the fourth quarter of fiscal year 1996 ("FY96"). Other receivables declined because refundable production taxes declined. During FY97 the Company sold two proved oil and gas properties for cash proceeds of $359,000 and, consequently, removed $230,000 and $175,000, respectively, from capitalized cost and associated accumulated depreciation, depletion, and amortization ("DD&A"). During FY97 the Company was advised that a portion of its payments to an electric utility constitute a capital credit receivable in the amount of $34,000, which the Company has shown as other assets. Accounts payable declined because invoices related to reclamation, restoration, and dismantlement expense ("RR&D") in the East Tisdale Field were outstanding at September 30, 1996 (see below). During FY97 the Company acquired 255,500 shares of its common stock for $18,000, subsequently retired such shares, and, therefore, reduced common stock by $2,000 and additional paid-in capital by $16,000. Also during FY97, the Company entered into a new employment agreement with its president pursuant to which the Company sold its president 1,376,249 shares of common stock in exchange for a note receivable of $83,000 (See Note 3 of Notes to Consolidated Financial Statements below.) and, therefore, increased common stock by $14,000 and additional paid-in capital by $69,000. In addition, the Company agreed to pay a $44,000 bonus due its president pursuant to his employment agreement in shares of common stock valued at their fair market value, rather than in cash (See Note 3 of Notes to Consolidated Financial Statements below.).

The Company is completing the restoration of the area that had contained its East Tisdale Field in Johnson County, Wyoming. Areas within the field had contained crude-oil contaminated soil that the Company removed and road-spread. The Company recognized $10,000 and $93,000 in RR&D related to the field in 1997 and 1996, respectively. The Company is discussing with regulatory authorities and with the landowner whether the Company will be required to perform further restoration. At most, the Company will be required to seed disturbed areas and to complete minor trash removal. Barring unforeseen events, the Company does not believe that the expense associated with final restoration activities will be material, although this cannot be assured. After its bonds with the state and the Bureau of Land Management are released, the Company does not believe it will have any further liability in connection with the field, although this cannot be assured.

In Summer 1996 a representative of the US Fish and Wildlife Service advised the Company that a number of dead birds had been found in oil saturated pits in the East Tisdale Field and that, therefore, the Company was under investigation for possible violations of the Migratory Bird Treaty Act. In 1997 the Company was fined $5,000 for the bird deaths and advised that no further legal action was anticipated.

The Company regularly assesses its exposure to both environmental liability and RR&D. The Company does not believe that it currently has any material exposure to environmental liability or to RR&D, net of salvage value, although this cannot be assured.

Unless the Company's production of oil and gas increases as the result of acquisitions of producing oil and gas properties, successful drilling activities, or successful recompletions, the Company is likely to experience negative cash flow from operations in the future. Although the Company continually evaluates possible acquisitions of producing oil and gas properties, the market for such properties has become highly competitive, with properties trading at prices well above those implied by the Company's acquisition criteria. With the exception of the Company's intention to acquire producing oil and gas properties and cash flows that may result from such acquisitions, the Company knows of no trends, events, or uncertainties that have or are reasonably likely to have a material impact on the Company's short-term or long-term liquidity. Except for cash generated by the operation of the Company's producing oil and gas properties, asset sales, or interest income, the Company has no internal or external sources of liquidity other than its working capital. At
December 4, 1997, the Company had no material commitments for capital expenditures.


                             Page 2 of Annual Report

RESULTS OF OPERATIONS

Oil sales declined 12% from $691,000 in FY96 to $610,000 in FY97, and gas sales increased 34% from $237,000 in FY96 to $317,000 in FY97. Oil sales declined because a 16% decline in oil production was partially offset by a 5% increase in realized oil prices. Gas sales increased because an 8% increase in production was accompanied by a 24% increase in realized gas prices. Included in interest income in FY97 and FY96, respectively, are $18,000 and $17,000 relating to a note receivable from the Company's President, pursuant to certain provisions of his employment agreement, which provisions are described in Note 3 of Notes to Consolidated Financial Statements below. Interest income increased because of higher invested cash balances. Other income, which consists of various miscellaneous items, increased principally because in FY97 the Company received refunds of $16,000 in over-withheld production taxes and because in FY97 the Company recognized a capital credit receivable of $34,000.

Included in lease operating expense ("LOE") in FY97 is $65,000 in workover expense related to one well. Excluding this amount, LOE was essentially unchanged from FY96 to FY97. Included in general and administrative expense ("G&A") in FY97 and FY96, respectively, are (1) $18,000 and $17,000 relating to reimbursement of interest expense incurred by the Company's President, pursuant to certain provisions of his employment agreement, which provisions are described in Note 3 of Notes to Consolidated Financial Statements below, and (2) expense of $45,000 and $11,000 for bonuses due the Company's president pursuant to certain provisions of his employment agreement, which provisions are described in Note 3 of Notes to Consolidated Financial Statements below. Excluding interest reimbursement and bonus expense, G&A was $360,000 in FY97 and $300,000 in FY96. The $60,000 increase in G&A resulted principally from the following: increased salary expense of $22,000; tax indemnification expense related to the president's 1995 and 1996 tax years of $12,000 (See Note 3 of Notes to Consolidated Financial Statements below); compensation and acquisition consultant expense of $6,000; additional director expense of $6,000; additional training, bonus, and payroll tax expense of $6,000; and fines of $5,000 (see above). In FY97 DD&A consisted of $33,000 in depletion expense, $8,000 in impairment expense, and $15,000 in depreciation expense. In FY96 DD&A consisted of $38,000 in depletion expense and $18,000 in depreciation expense. Both depletion and depreciation declined principally because the Company's basis in its depletable and depreciable assets declined.

LIQUIDITY

OPERATING ACTIVITIES. During FY97, cash of $99,000 was provided by operations compared to $184,000 in FY96. Cash provided by operations declined principally due to the payment in FY97 of accrued RR&D and other liabilities.

INVESTING ACTIVITIES. Cash provided by investing activities in FY97 was $340,000 compared to cash used in investing activities in FY96 of $7,000. In FY97 the Company received $359,000 in proceeds from the sale of assets compared to $1,000 in proceeds from the sale of assets in FY96. Oil and gas property development and other capital expenditures totaled $19,000 in FY97 compared to $8,000 in FY96.

FINANCING ACTIVITIES. Cash used in financing activities in FY97 and FY96 of $18,000 and $26,000, respectively, related to the acquisition of treasury stock.

The Company's revenues and earnings are functions of the prices of oil, gas, and natural gas liquids and of the level of production expense, all of which are highly variable and largely beyond the Company's control. In addition, because the quantity of oil and gas produced from existing wells declines over time, the Company's sales and net income will decline unless rising prices offset production declines or the Company increases its net production by investing in the drilling of new wells, in successful workovers, or in the acquisition of interests in producing oil or gas properties. With the exception of unanticipated variations in production levels, unanticipated RR&D, unanticipated environmental expense, and the possible effect of the recently constructed pipeline discussed below, the Company is not aware of any other trends, events, or uncertainties that have had or that are reasonably expected to have a material impact on the net sales or revenues or income from continuing operations.

                            Page 3 of Annual Report

In 1997 a new pipeline began bringing Canadian crude oil into Casper, Wyoming. Although the increased supply of crude oil in the northern Rocky Mountain region did not have a material effect on the oil prices realized by the Company in FY97, the Company anticipates that realized prices will be materially lower in fiscal 1998 than they would have been had the pipeline not been constructed.

                             Page 4 of Annual Report

--------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------



THE STOCKHOLDERS AND BOARD OF DIRECTORS
ALTEX INDUSTRIES, INC.:

We have audited the accompanying consolidated balance sheet of Altex Industries, Inc. and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Altex Industries, Inc. and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Denver, Colorado
October 31, 1997

                             Page 5 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997



                                     ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                                             $             1,675,000
    Accounts receivable                                                                                                   116,000
    Other receivables                                                                                                      18,000
    Other                                                                                                                   4,000
            Total current assets                                                                                        1,813,000

PROPERTY AND EQUIPMENT, AT COST
    Proved oil and gas properties (successful efforts method) (Notes 6 and 7)                                           2,148,000
    Other                                                                                                                  71,000
                                                                                                                        2,219,000
    Less accumulated depreciation, depletion, amortization, and valuation allowance                                    (2,004,000)
            Net property and equipment                                                                                    215,000

OTHER ASSETS                                                                                                               34,000

                                                                                                          $             2,062,000



                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                                                                      $                24,000
    Accrued production costs                                                                                               34,000
    Other accrued expenses                                                                                                 41,000
            Total current liabilities                                                                                      99,000

STOCKHOLDERS' EQUITY (Note 3)
    Preferred stock, $.01 par value. Authorized 5,000,000 shares, none issued                                                  --
    Common stock, $.01 par value. Authorized 50,000,000 shares, 14,961,738 shares issued and outstanding                  150,000
    Additional paid-in capital                                                                                         14,222,000
    Common stock to be issued, 733,665 shares                                                                              44,000
    Accumulated deficit                                                                                               (12,147,000)
    Note receivable from stockholder                                                                                     (306,000)
                                                                                                                        1,963,000
COMMITMENTS AND CONTINGENCIES (Notes 3, 5, and 6)
                                                                                                          $             2,062,000



          See accompanying notes to consolidated financial statements.

                             Page 6 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996



                                                                                             1997          1996
REVENUE
    Oil and gas sales                                                                $        927,000       928,000
    Interest (Note 3)                                                                          85,000        72,000
    Gain (loss) on sale of assets                                                             304,000        (1,000)
    Other income (expense)                                                                     53,000        (2,000)
                                                                                            1,369,000       997,000
COSTS AND EXPENSES
    Lease operating                                                                           375,000       313,000
    Production taxes                                                                          103,000        95,000
    General and administrative (Note 3)                                                       423,000       328,000
    Reclamation, restoration, and dismantlement (Note 6)                                       10,000       103,000
    Depreciation, depletion, and amortization                                                  57,000        56,000
                                                                                              968,000       895,000
NET EARNINGS                                                                         $        401,000       102,000
EARNINGS PER SHARE OF COMMON STOCK                                                              $0.03         $0.01
WEIGHTED AVERAGE SHARES OUTSTANDING                                                        14,434,834    14,022,896



          See accompanying notes to consolidated financial statements.

                             Page 7 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996




                                            COMMON STOCK      ADDITIONAL   COMMON    ACCUMULATED   TREASURY    NOTE       TOTAL
                                                                PAID-IN  STOCK TO BE   DEFICIT      STOCK   RECEIVABLE STOCKHOLDERS'
                                                                CAPITAL     ISSUED                             FROM       EQUITY
                                          SHARES    AMOUNT                                                  SHAREHOLDER
                                               AMOUNT
                                       --------------------------------------------------------------------------------------------

BALANCES AT SEPTEMBER 30, 1995         20,392,625  $204,000  14,771,000      --    (12,650,000) (642,000)   (223,000)  1,460,000
Net earnings                                   --        --          --      --        102,000        --          --     102,000
Acquisition of Treasury stock, 492,000
    shares at $0.05 per share                  --        --          --      --             --   (26,000)         --     (26,000)
Retirement of Treasury stock           (6,551,636) $(66,000)   (602,000)     --             --   668,000          --          --
BALANCES AT SEPTEMBER 30, 1996         13,840,989  $138,000  14,169,000      --    (12,548,000)       --    (223,000)  1,536,000
Net earnings                                   --        --          --      --        401,000        --          --     401,000
Shares issued in exchange for note
  receivable (Note 3)                   1,376,249  $ 14,000      69,000      --             --        --     (83,000)         --
Common stock to be issued, 733,665
    shares (Note 3)                            --        --          --  44,000             --        --          --      44,000
Acquisition of Treasury stock, 255,500
    shares at $0.07 per share                  --        --          --      --             --   (18,000)         --     (18,000)
Retirement of Treasury stock             (255,500) $ (2,000)    (16,000)     --             --    18,000          --          --
BALANCES AT SEPTEMBER 30, 1997         14,961,738  $150,000  14,222,000  44,000    (12,147,000)       --    (306,000)  1,963,000



          See accompanying notes to consolidated financial statements.

                             Page 8 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED SEPTEMBER 30, 1997 AND 1996



                                                                                              1997           1996
CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings                                                                  $          401,000        102,000
    Adjustments to reconcile net earnings to net cash
        provided by operating activities
        (Gain) loss on sale of assets                                                       (304,000)         1,000
        Depreciation, depletion, and amortization                                             57,000         56,000
        Compensation payable in common stock                                                  44,000              -
        Decrease (increase) in accounts receivable                                            25,000         (3,000)
        Decrease in other receivables                                                          5,000          6,000
        Decrease (increase) in other current assets                                           (2,000)        13,000
        Increase in other assets                                                             (34,000)             -
        Decrease in accounts payable                                                         (14,000)        (2,000)
        Decrease in accrued production costs                                                  (8,000)       (13,000)
        Increase (decrease) in accrued restoration, reclamation, and                         (70,000)        25,000
        dismantlement
        Decrease in other accrued expenses                                                    (1,000)        (1,000)
                Net cash provided by operating activities                                     99,000        184,000

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of assets                                                             359,000          1,000
    Oil and gas property development expenditures                                             (5,000)        (5,000)
    Other capital expenditures                                                               (14,000)        (3,000)
                Net cash provided by (used in) investing activities                          340,000         (7,000)

CASH FLOWS USED IN FINANCING ACTIVITIES
    Acquisition of treasury stock                                                            (18,000)       (26,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                    421,000        151,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                             1,254,000      1,103,000
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $         1,675,000      1,254,000



          See accompanying notes to consolidated financial statements.

                             Page 9 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1997 AND 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Altex Industries, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT: The Company follows the successful efforts method of accounting for oil and gas operations, under which exploration costs, including geological and geophysical costs, annual delay rentals, and exploratory dry hole costs, are charged to expense as incurred. Costs to acquire unproved properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Capitalized costs relating to proved oil and gas properties are depleted on the units-of-production method based on estimated quantities of proved reserves. Upon the sale or retirement of property and equipment, the cost thereof and the accumulated depreciation, depletion, or valuation allowance are removed from the accounts, and the resulting gain or loss is credited or charged to operations.

IMPAIRMENT OF LONG-LIVED ASSETS: The Company assesses long-lived assets for impairment when circumstances indicate that the carrying value of such assets may not be recoverable. This review compares the asset's carrying value with management's best estimate of the asset's expected future undiscounted cash flows without interest costs. If the expected future cash flows exceed the carrying value, no impairment is recognized. If the carrying value exceeds the expected future cash flows, an impairment equal to the excess of the carrying value over the estimated fair value of the asset is recognized. No such impairment may be restored in the future. The Company's proved oil and gas properties are assessed for impairment on an individual field basis.

CASH EQUIVALENTS: For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INCOME TAXES: The Company follows the asset and liability method of accounting for deferred income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial accounting and tax bases of assets and liabilities.

EARNINGS PER SHARE: Earnings per share of common stock is based upon the weighted average number of shares of common stock outstanding during the year.

NOTE 2 - INCOME TAXES. At September 30, 1997, the Company had net operating loss, depletion, and investment tax credit carryforwards for income tax purposes of $7,593,000, $758,000, and $56,000, respectively. If not utilized, the net operating losses will expire during the period from 1998 through 2009, and the investment tax credit carryforwards will expire during the period from 1998 to 2001. The approximate tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax liabilities and deferred tax assets at September 30, 1997, computed in accordance with SFAS No. 109, is as follows:


                            Page 10 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1997 AND 1996

DEFERRED TAX ASSETS
   Net operating loss carryforward                                                      $       2,658,000
   Depletion carryforward                                                                         265,000
   Investment tax credit carryforward                                                              56,000
   Tax basis of assets written off for financial statement purposes                               688,000
TOTAL GROSS DEFERRED TAX ASSETS                                                                 3,667,000
   Less valuation allowance                                                                    (3,648,000)
NET DEFERRED TAX ASSETS                                                                            19,000
DEFERRED TAX LIABILITIES
   Depletion, depreciation, amortization, and valuation allowance for income
      tax purposes in excess of amounts for financial statement purposes                          (19,000)
NET DEFERRED TAX LIABILITY                                                              $              --


Income tax expense is different from amounts computed by applying the statutory Federal income tax rate for the following reasons:


                                                                                    1997             1996
                                                                                    ----             ----
TAX EXPENSE AT 34% OF NET EARNINGS                                       $         136,000           35,000
CHANGE IN VALUATION ALLOWANCE FOR NET DEFERRED TAX ASSETS                         (497,000)        (472,000)
EXPIRATION OF TAX CARRYFORWARDS                                                    394,000          440,000
OTHER                                                                              (33,000)          (3,000)
                                                                           ----------------  ---------------
INCOME TAX EXPENSE                                                       $              --               --
                                                                           ================  ===============

NOTE 3 - RELATED PARTY TRANSACTIONS. Pursuant to an employment agreement with the Company, the Company's president has purchased from the Company 2,383,615 shares of the Company's common stock at a price of $.09375 per share and 1,376,249 shares at a price of $0.06 per share in non-cash transactions with the proceeds of a $306,000 loan from the Company. The loan, which is secured by the shares, is due at the end of the term of the employment agreement, and the president can pay the principal amount of the loan with shares of the Company's common stock. The agreement provides that the Company will reimburse the president for interest expense related to the loan, will indemnify him against additional tax due as a result of such reimbursement and indemnification, and also provides for termination and permanent disability benefits under certain circumstances. The Company recognized $18,000 and $17,000 of both interest income and general and administrative expense related to the loan in 1997 and
1996, respectively. In 1997 the Company also recognized $12,000 in indemnification expense. The employment agreement also provides that the Company's president will receive an annual bonus equal to no less than 10% of the Company's earnings before income tax. The Company has agreed to pay the $44,000 bonus for 1997 in shares of common stock to be issued at fair market value and has, accordingly, provided for the issuance of 733,665 shares of common stock at $0.06 per share.

NOTE 4 - MAJOR CUSTOMERS. In 1997 and 1996 the Company had four customers who individually accounted for 10% or more of the Company's revenue and who, in aggregate, accounted for 90% and 87% of revenue in 1997 and 1996, respectively. In 1997 the four customers individually accounted for 53%, 13%, 13%, and 12% of revenue; and in 1996 the four customers individually accounted for 47%, 16%, 12%, and 12% of revenue.

NOTE 5 - LEASES. The Company rents office space under a noncancellable operating lease that expires in April 1999. At September 30, 1997, required future payments under the lease are $20,000 for the year ending September 30, 1998, and $11,000 for the year ending September 30, 1999. The Company incurred rent expense of $19,000 and $18,000 in 1997 and 1996, respectively.

NOTE 6 - RECLAMATION, RESTORATION, AND DISMANTLEMENT. The Company is completing the restoration of the area that had contained its East Tisdale Field in Johnson County, Wyoming. Areas within the field had contained crude-oil contaminated

                            Page 11 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1997 AND 1996

soil that the Company removed and road-spread. The Company recognized $10,000 and $93,000 in RR&D related to the field in 1997 and 1996, respectively. The Company is discussing with regulatory authorities and with the landowner whether the Company will be required to perform further restoration. At most, the Company will be required to seed disturbed areas and to complete minor trash removal. Barring unforeseen events, the Company does not believe that the expense associated with final restoration activities will be material, although this cannot be assured. After its bonds with the state and the Bureau of Land Management are released, the Company does not believe it will have any further liability in connection with the field, although this cannot be assured.

NOTE 7 - SUPPLEMENTAL FINANCIAL DATA - OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED). The Company's operations are confined to the continental United States, and all of the Company's reserves are proved developed. Prices and costs in the tables below have been estimated using prices and costs in effect at the end of the years indicated. Prices are estimated net of estimated quality and transportation adjustments. Income tax expense is not reflected in the tables below because of the anticipated utilization of net operating loss carryforwards and tax credits. The estimation of reserves is complex and subjective, and reserve estimates tend to fluctuate in light of new production data.


        I. CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES


                                                                                        SEPTEMBER 30,
                                                                                            1997
Proved properties                                                                 $           2,148,000
Accumulated depreciation, depletion, amortization, and valuation allowance                   (1,948,000)
Net capitalized cost                                                              $             200,000



             II. ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

                                                     OIL              GAS
                                                   (BBLS)            (MCF)
BALANCE AT SEPTEMBER 30, 1995                     217,000           975,000
  Revisions of previous estimates                 120,000           305,000
  Production                                      (37,000)         (148,000)
BALANCE AT SEPTEMBER 30, 1996                     300,000         1,132,000
  Sales of minerals in place                      (54,000)          (26,000)
  Revisions of previous estimates                   4,000           377,000
  Production                                      (31,000)         (160,000)
BALANCE AT SEPTEMBER 30, 1997                     219,000         1,323,000


                            Page 12 of Annual Report

                     ALTEX INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1997 AND 1996



               III. PRESENT VALUE OF ESTIMATED FUTURE NET REVENUE

                                                                           AT SEPTEMBER 30
                                                                         1997           1996
                                                                         ----           ----

Estimated future revenue                                     $         6,413,000      8,602,000
Estimated future expenditures                                         (4,229,000)    (5,143,000)
Estimated future net revenue                                           2,184,000      3,459,000
10% annual discount of estimated future net revenue                     (842,000)    (1,300,000)
Present value of estimated future net revenue                $         1,342,000      2,159,000


     IV. SUMMARY OF CHANGES IN PRESENT VALUE OF ESTIMATED FUTURE NET REVENUE

                                                                                 YEAR ENDED SEPTEMBER 30
                                                                                    1997          1996
                                                                                    ----          ----

Present value of estimated future net revenue, beginning of year        $        2,159,000     1,032,000
Sales, net of production costs                                                    (449,000)     (520,000)
Net change in prices and costs of future production                               (599,000)      707,000
Revisions of quantity estimates                                                    201,000       855,000
Sales of minerals in place                                                        (158,000)           --
Accretion of discount                                                              216,000       103,000
Change in production rates and other                                               (28,000)      (18,000)
Present value of estimated future net revenue, end of year              $        1,342,000     2,159,000




                            Page 13 of Annual Report

--------------------------------------------------------------------------------
ALTEX INDUSTRIES, INC.
--------------------------------------------------------------------------------


DIRECTORS

Steven H. Cardin, President, Altex Industries, Inc.
Jeffrey S. Chernow, Partner, Kandel, Klitenic & Chernow
Stephen F. Fante, Investor

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE

POB 1057, Breckenridge CO 80424-1057

FORM 10-K AVAILABILITY

A copy of the Company's annual report on Form 10-KSB may be obtained without charge by each person solicited upon written request to Ms. Joan R. Brewster, Secretary, Altex Industries, Inc., POB 1057, Breckenridge CO 80424-1057.

DIVIDENDS

The Company has not paid a dividend during the last two fiscal years.

PRICE RANGE OF SECURITIES

The Company's Common Stock is listed on the OTC Bulletin Board under the symbol "ALTX". Inter-dealer prices for the Company's Common Stock, which do not include retail mark-up, mark-down, or commission, and may not represent actual transactions, are listed in the table below. Information was provided by the OTC Bulletin Board.


                         FISCAL YEAR 1997            FISCAL YEAR 1996
QUARTER              HIGH BID       LOW BID      HIGH BID       LOW BID
1                       $0.08         $0.05         $0.05         $0.05
2                        0.06          0.06          0.05          0.04
3                        0.06          0.06          0.05          0.03
4                        0.06          0.06          0.05          0.03

NUMBER OF HOLDERS OF RECORD

At July 20, 1998, there were approximately 5,600 holders of record of the Company's Common Stock.

LETTER FROM THE PRESIDENT                                          JULY 20, 1998

To our Shareholders:

Because we are a very small Company with over 9,000 shareholders, we work hard to keep the cost of Annual Meetings and Annual Reports to a minimum. Since mailing multiple pieces to over 9,000 shareholders is very expensive, we try to cut costs wherever we can. This year we have made the combined Notice of Meeting, Proxy Statement, and Annual Report as short as possible, and we have omitted the postage-paid reply envelopes for proxy cards because return postage alone for 9,000 shareholders is almost $5,000. We apologize in advance for any inconvenience this may cause, and we encourage you either to attend the Annual Meeting or to complete, sign, and date your proxy, and mail it to:

Proxy Department
American Stock Transfer Company
40 Wall St 46th Floor
New York NY 10005

Since the third quarter of fiscal year 1996, when our stock reached a low of $0.03 bid, it has steadily increased, touching $0.32 bid in July 1998 during a rapid run-up that we cannot really explain. As I write, the stock is $0.125 bid and $0.17 asked in a very thinly traded market. In other words, any attempt to sell any significant amount of stock, say more than 5,000 shares, seems to result in a considerable decline in the bid.

The Company has generally been modestly profitable since 1990, when the Gulf War helped force oil prices to levels significantly higher than those prevailing after the 1986 oil price collapse. Unfortunately, current world over-production, combined with weakness in Far East demand, has weakened inflation-adjusted energy prices to levels not seen since the early 1970s. Low prices have, of course, reduced both the market value of our assets and the income they generate. With some luck, however, we may be able to turn weakness in the oil and gas production industry to our advantage by consummating one or more production purchases. Although no deals are on the horizon right now, that is our goal.

Very truly yours,



Steven H. Cardin
President


                            Page 14 of Annual Report

                             ALTEX INDUSTRIES, INC.
                       POB 1057 BRECKENRIDGE CO 80424-1057

                  PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

A copy of the Notice of Annual Meeting and Proxy Statement has been received by the undersigned. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned hereby appoints Steven
H. Cardin as Proxy of the undersigned, for and in the name(s) of the undersigned, with power of substitution and revocation in him, to vote any and all shares of Common Stock of said Company which the undersigned would be entitled to vote, as fully as the undersigned could do if personally present at the Annual Meeting of Shareholders of Altex Industries, Inc. to be held at the Pikesville Hilton Inn, 1726 Reisterstown Road, Pikesville, Maryland 21208, on Friday, September 4, 1998, at 11:00 AM and at any and all adjournments thereof, hereby revoking any prior proxies to vote said shares, and authorizes and instructs said Proxy to vote upon the following items of business in the manner directed on the reverse side:

                  FOR         WITHHOLD AUTHORITY             NOMINEES
                NOMINEES     TO VOTE FOR NOMINEES         Steven H. Cardin
                                                          (Class C Director)
1.  Election of                                           Jeffrey S. Chernow
     Directors                                            (Class B Director)
                                                          Stephen F. Fante
                                                          (Class A Director)

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES:



-----------------------------------------------------

                  Please complete, date, sign and return this proxy promptly to:
                      Proxy Department, American Stock Transfer & Trust Company,
                                  40 Wall Street, 46th Floor, New York, NY 10005





--------------------------------------------------------------------------------
Signature             Date             Signature if held jointly            Date

Sign exactly as name(s)  appear(s) hereon.  When signing as attorney,  executor,
administrator,   trustee,  guardian,  officer  signing  for  a  corporation,  or authorized person for a partnership, give full title under signature.